FOR IMMEDIATE RELEASE

Nitches, Inc. announces fiscal results for 2007
Order backlog up 38% at November 30, 2007 due to organic sales growth

     SAN DIEGO, California, December 21, 2007 – Nitches, Inc. (NASDAQ-NICH) announced today its results for the year ended August 31, 2007. Highlights included:

  Net sales for the year increased 55% to $84.9 million from prior year $54.8 million
  Strong financial position attributable to $4.5 million in capital raised during the year
  Backlog as of November 30, 2007 of $36.3 million versus $26.4 million the prior year

     Consolidated net sales for fiscal 2007 grew 55% to $84.9 million versus $54.8 million for 2006. The increase was driven by organic sales growth in the Company’s women’s sleepwear and men’s and women’s sportswear product lines, as well as the inclusion of home décor results for the full fiscal year.

     As of November 30, 2007 the Company had received orders for shipment through April 2008 of $36.3 million, representing a 38% increase over the prior year. At this time last year the Company had order backlog for the comparable period of $26.4 million. The increase is due to organic growth across the Company’s sleepwear, sportswear and home décor product lines.

     The Company reported a loss of $936,000 for fiscal year 2007, in comparison to net income of $468,000 in the year earlier period. Full year loss per weighted average share was $.18 in 2007 versus income of $.11 per share earned for fiscal 2006. Per share amounts for both years reflect a 200% stock dividend issued on January 20, 2006 which had the effect of a 3-for-1 stock split. Per share amounts also reflect the weighted average effects of shares issued in conjunction with the acquisitions of Designer Intimates, the home décor product line of Taresha LLC, and Saguaro LLC.

     Commenting on company performance, Chairman and CEO Steve Wyandt noted, “We are not pleased with the losses reported for the 4th quarter and fiscal year. In addition to disappointing gross margin performance, expenses during the year were negatively impacted by noncash amortization and stock compensation charges totaling $660,000, as well as an inventory write-off in the fourth quarter of $317,000 related to a discontinued product line.”

     Regarding the current fiscal year, Mr. Wyandt remarked, “We remain cautious for the current fiscal year in light of the weakening economy and the downward pressure that may continue to exert on our gross margins. Yet we are encouraged by our improved order backlog as we enter a period of traditionally lower seasonal sales volume for us.”

     Nitches, Inc. has been designing and marketing quality apparel for niche markets since 1971. The Company markets sleepwear, robes, loungewear, and daywear under the following brands: Gossard®, Derek Rose®, Princesse tam tam®, Crabtree & Evelyn®, Anne Lewin®, Dockers® and Claire Murray®. The Company produces women’s western wear and outerwear by Adobe Rose®, Saguaro® and Southwest Canyon®. The Company’s menswear offerings include Nat Nast®, Dockers® and Newport Blue® swimwear and graphic t-shirts, The Skins Game golf apparel ®,and ZOIC® performance cycling apparel. The Company also distributes candles and home accessories under the Bill Blass® Home Décor brand. The Company’s products are sold to better department stores, specialty boutiques, moderate department stores, and national and regional discount department stores and chains. Additionally, the Company develops and manufactures private label products for many leading retailers and multi-channel marketers.

10280 Camino Santa Fe • San Diego, California 92121 • www.nitches.com • Fax: 858.625.0746

     The Company is headquartered in San Diego, California with offices in New York City, Los Angeles, Dallas, and Hong Kong. The Company’s shares are traded on the NASDAQ Capital Market under the symbol NICH. Visit our web site at http://www.nitches.com.

     Backlog amounts include both confirmed orders and unconfirmed orders that the Company believes, based on industry practice and past experience, will be confirmed. While cancellations, rejections and returns have generally not been material in the past, there can be no assurance that such action by customers will not reduce the amount of sales realized from the backlog of orders at a given point in time. The amount of unfilled orders at any given time is affected by a number of factors, including the timing of the receipt and processing of customer orders and the scheduling of the manufacture and shipping of the product, which may be dependent on customer requirements.

     Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include a softening of retailer or consumer acceptance of the Company’s products, pricing pressures and other competitive factors, or the unanticipated loss of a major customer. The Company’s results may also differ materially from period to period due to the seasonal nature of the Company’s product lines. Such seasonal differences may be further impacted by the Company’s acquisitions of Designer Intimates and the Home Décor product line. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

Contact:	Steve Wyandt
	Web:	http:// www.nitches.com
	E-mail:	ir@nitches.com
	Phone:	(858) 625-2633 (Option # 1: Corporate)

	Three Months Ended August 31,		Fiscal Year Ended August 31,
	2007	2006	2007	2006
Net sales	$15,773,000	$15,223,000	$84,943,000	$54,832,000
Net income (loss)	(1,191,000)	(130,000)	(936,000)	468,000
Earnings (loss) per share:
Basic	$(0.21)	$(0.03)	$(0.18)	$0.11
Diluted	$(0.21)	$(0.03)	$(0.18)	$0.11
Weighted average shares outstanding:
Basic	5,659,644	4,457,855	5,311,035	4,077,014
Diluted	5,659,644	4,457,855	5,311,035	4,077,014

##